Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS THIRD QUARTER 2008 RESULTS
Net Revenue of $46.7 million and free cash flow of $19.1 million
Board of Directors approves an additional $25 million stock buy-back authorization
CHICAGO, February 5, 2008—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its third quarter of fiscal year 2008 (ended December 31, 2007).
Financial Review
“We are pleased to announce that we delivered a solid third quarter with net revenue and earnings at the high-end of our previous guidance,” said Adam Gutstein, President and CEO of Diamond. “Revenue per professional, chargeability, and cash collections improved on both a year-over-year and sequential basis.”
Net revenue for the quarter ended December 31, 2007 increased 7% to $46.7 million, compared with $43.7 million for the same period in the prior fiscal year. For the first nine months ended December 31, 2007, net revenue was $139.9 million, up 11% compared with $125.8 million reported in the first nine months of last fiscal year.
Income from continuing operations before income taxes was $6.1 million, up from $5.2 million reported in the third quarter of the prior fiscal year. Income from continuing operations after income taxes was $2.8 million, compared with $2.5 million reported in the same period last year. The Company reported diluted earnings per share from continuing operations of $0.09 per diluted share compared with $0.08 per diluted share in the same period last year. Diluted weighted average shares outstanding decreased by three million shares from 33.7 million to 30.6 million compared with the year-ago period.

Free cash flow (cash flow provided by operating activities less capital expenditures) in the third quarter of fiscal year 2008 was $19.1 million. The strong free cash flow from continuing operations for the third quarter was the result of particularly strong cash collections which included some September quarter receivables collected during the first two days of October. The Company also declared and paid its second annual cash dividend. The dividend was paid on December 6, 2007 in the amount of $0.35 per share for a total cash payout of $10.8 million, a 17% increase over the previous annual dividend. The Company ended the third quarter with cash and cash equivalents of $65.1 million and no borrowings.
The Company’s effective tax rate was 53% in the third quarter compared with a 51% effective tax rate in the same period last year.
Share Repurchase
During the third quarter, the Company repurchased approximately 1.2 million shares of its common stock for $9.7 million. On February 4, 2008, the Company’s Board of Directors approved an increase of $25 million to the stock repurchase authorization, bringing the total authorization outstanding to over $56 million.
Business Metrics
The Company served 65 clients during the third quarter of fiscal year 2008, an increase from 60 clients served in the third quarter last year and 63 clients served in the prior quarter. The Company added 18 new clients, compared to the same number in the year-ago period and 20 in the prior quarter. The top five clients represented 41% of revenue during the third quarter of fiscal year 2008 compared to 39% in both the third quarter of the year-ago period and the prior quarter.
The Company ended the third quarter with 512 client-serving professionals, compared with 503 in the year-ago period and 518 in the prior quarter. Chargeability was 65% in the third quarter of fiscal year 2008, compared with 60% in both the year-ago period and the prior quarter. Annualized net revenue per professional was $363 thousand, compared with $348 thousand in the year-ago period and $357 thousand in the prior quarter. Annualized voluntary attrition was 10% in the third quarter, the same as the third quarter last year.

Revenue by industry practice in the third quarter was: Financial Services: 31%; Insurance: 25%; Healthcare: 21%; Enterprise: 15%; Telecom: 5%; and Public Sector: 3%.
Business Outlook
“We have a good deal of confidence in the long-term prospects of our business given the strength of our client relationships, the high-impact work we deliver and our extraordinarily talented group of professionals,” said Gutstein. “However, in the short-term, the uncertainty in the market we spoke of last quarter is being reflected in our outlook. We are seeing some lengthening in sales cycles and some modest delays in project starts. Our clients and prospects continue to invest, even if at a slower rate.”
The Company expects fourth quarter net revenue in the range of $42 to $44 million, pretax income of $1 million to $2 million and earnings per diluted share of $0.05 to $0.07. This guidance includes an international tax benefit of $1.4 million in the fourth quarter. Excluding this international tax benefit, the Company expects earnings per diluted share of $0.01 to $0.03. Free cash flow is expected to be zero to $2 million. All guidance estimates exclude any impact from discontinued operations.
The Company will provide fiscal year 2009 guidance during its May, 2008 earnings conference call.
Conference Call
Diamond management will host a conference call today, February 5, 2008 at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 800-954-1052 for North American callers and 212-231-2900 for international callers. The replay will be available until February 12, 2008 and can be accessed by calling 402-977-9140, then entering passcode number 21372083. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com

Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$46,724	$43,736	$139,923	$125,795
Reimbursable expenses	5,710	5,422	17,250	16,203

Total revenue	52,434	49,158	157,173	141,998

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	30,817	28,797	94,938	89,280
Reimbursable expenses	5,710	5,422	17,250	16,203

Total project personnel expenses	36,527	34,219	112,188	105,483

GROSS MARGIN	15,907	14,939	44,985	36,515

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,732	2,662	7,283	6,914
Marketing and sales	1,019	1,182	2,423	2,541
Management and administrative support	6,804	6,892	19,839	20,840
Restructuring recovery	—	—	—	(24)

Total other operating expenses	10,555	10,736	29,545	30,271

INCOME FROM OPERATIONS	5,352	4,203	15,440	6,244

OTHER INCOME, NET	699	972	2,639	2,952

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,051	5,175	18,079	9,196

INCOME TAX EXPENSE	3,209	2,631	8,420	4,546

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	2,842	2,544	9,659	4,650

DISCONTINUED OPERATIONS:
Gain (loss) on disposal of discontinued operations including income tax benefit of $574 for the nine months ended December 31, 2006	—	(147)	—	22,889
Income (loss) from discontinued operations, net of income taxes	(311)	457	(727)	1,329

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(311)	310	(727)	24,218

NET INCOME	$2,531	$2,854	$8,932	$28,868

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.09	$0.08	$0.31	$0.14
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.01)	0.01	(0.02)	0.75

NET INCOME	$0.08	$0.09	$0.29	$0.90

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.09	$0.08	$0.30	$0.14
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.01)	0.01	(0.02)	0.72

NET INCOME	$0.08	$0.08	$0.28	$0.85

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	30,012	31,647	30,690	32,120

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	30,627	33,675	32,027	33,771
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,710	$2,580	$11,376	$8,323
Professional development and recruiting	40	21	99	77
Marketing and sales	82	95	257	262
Management and administrative support	594	697	2,010	2,260

SBC from continuing operations	$4,426	$3,393	$13,742	$10,922
SBC included in income (loss) from discontinued operations	—	—	—	527

	$4,426	$3,393	$13,742	$11,449
SBC recorded against the gain on disposal of discontinued operations	—	—	—	1,379

Total SBC	$4,426	$3,393	$13,742	$12,828

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2007	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$65,095	$84,125
Accounts receivable, net of allowance of $809 and $573 as of December 31, 2007 and March 31, 2007, respectively	9,626	14,883
Deferred tax asset — current portion	802	865
Prepaid expenses and other current assets	4,169	3,333

Total current assets	79,692	103,206

Restricted cash	6,764	6,095
Computers, equipment, leasehold improvements and software, net	4,069	2,750
Deferred tax asset — long-term portion	6,696	7,826
Other assets	1,320	998

Total assets	$98,541	$120,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,533	$1,656
Income taxes payable — current portion	—	1,743
Share repurchase payable	795	1,172
Accrued compensation	3,757	7,916
Deferred revenue	1,943	1,430
Other accrued liabilities	7,093	7,384

Total current liabilities	15,121	21,301

Restructuring accrual — long-term portion	173	340
Net tax indemnification obligation	4,552	3,307
Accrued income tax liabilities — long-term portion	1,338	—

Total liabilities	21,184	24,948

Stockholders’ equity:
Common stock, 29,983 shares outstanding as of December 31, 2007 and 31,698 shares outstanding as of March 31, 2007	517,079	533,875
Accumulated other comprehensive loss	(2,707)	(2,771)
Accumulated deficit	(437,015)	(435,177)

Total stockholders’ equity	77,357	95,927

Total liabilities and stockholders’ equity	$98,541	$120,875

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,531	$2,854	$8,932	$28,868
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring recovery	—	—	—	(478)
Depreciation and amortization	383	481	1,101	1,410
Stock-based compensation	4,426	3,393	13,742	11,449
Loss (gain) on sale of discontinued operations	—	147	—	(22,315)
Deferred income taxes	1,511	2,246	1,193	1,212
Changes in assets and liabilities:
Accounts receivable	12,382	4,112	5,355	(5,359)
Prepaid expenses and other	113	21	(765)	(249)
Accounts payable	(222)	(394)	(215)	(948)
Accrued compensation	1,216	835	(4,154)	3,304
Restructuring accrual	(55)	(64)	(165)	(1,255)
Other assets and liabilities	(2,478)	(1,887)	(204)	3,523

Net cash provided by operating activities	19,807	11,744	24,820	19,162

Cash flows from investing activities:
Increase in restricted cash	(34)	(724)	(97)	(817)
Net proceeds from sale of discontinued operations	—	(129)	—	27,920
Capital expenditures, net	(753)	(279)	(2,204)	(1,934)
Other assets	—	—	44	47

Net cash provided by (used in) investing activities	(787)	(1,132)	(2,257)	25,216

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	691	4,518	3,814	5,959
Payment of employee withholding taxes from equity transactions	(1,056)	(1,622)	(3,119)	(4,021)
Tender offer cash distributions	—	(1,805)	—	(1,805)
Common stock cash dividends	(10,770)	(9,716)	(10,770)	(9,716)
Proceeds due to employees from employee sales of common stock	—	(2,431)	—	—
Tax benefits from employee stock plans, net of adjustments	(661)	823	345	2,088
Purchase of treasury stock	(9,492)	(18,414)	(31,955)	(26,967)

Net cash used in financing activities	(21,288)	(28,647)	(41,685)	(34,462)

Effect of exchange rate changes on cash	(32)	166	92	283

Net increase (decrease) in cash and cash equivalents	(2,300)	(17,869)	(19,030)	10,199
Cash and cash equivalents at beginning of period	67,395	100,291 (2)	84,125	72,223 (2)

Cash and cash equivalents at end of period	$65,095	$82,422	$65,095	$82,422

Non-cash financing activities:
Treasury stock repurchase obligation	$795	$—	$795	$—
Tender offer purchase obligation	—	1,805	—	1,805

(1)	The Condensed Consolidated Statements of Cash Flows is prepared on a combined basis and the reported results include both continuing and discontinued operations for the nine month periods ended December 31, 2006 and 2007.

(2)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.